AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This amendment to the Investment Advisory Agreement (this "Agreement"), dated as of April 15, 2015, by and between IndexIQ ETF Trust, a Delaware trust (the "Trust"), and IndexIQ Advisors LLC, a Delaware limited liability company (the "Advisor") is entered into pursuant to Section 8 of the Agreement and is effective as of May 15, 2017.

      WHEREAS, the Advisor and the Trust desire to amend the Agreement in order to reflect the appointment of the Advisor with respect to additional exchange-traded funds (the "Funds") issued by the Trust;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and effective upon the commencement of operation of each of the Funds, Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

      This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

      In witness hereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.


INDEXIQ ETF TRUST

By:
_____________________________
Name:  Adam Patti
Title:    Chairman

INDEXIQ ADVISORS LLC

By:
_____________________________
Name:  David L. Fogel
Title:    President



Appendix A
to
INVESTMENT ADVISORY AGREEMENT


Fund                                      Fee Rate

IQ Hedge Multi-Strategy Tracker ETF          0.75 %
IQ Hedge Macro Tracker ETF            0.75 %
IQ Hedge Market Neutral Tracker ETF          0.75 %
IQ Global Resources ETF              0.75 %
IQ Merger Arbitrage ETF              0.75 %
IQ Real Return ETF                 0.48 %
IQ Australia Small Cap ETF              0.69 %
IQ Canada Small Cap ETF              0.69 %
IQ Global Agribusiness Small Cap ETF          0.75%
IQ Global Oil Small Cap ETF            0.75%
IQ U.S. Real Estate Small Cap ETF            0.69%
IQ Hedge Long/Short Tracker ETF            0.75%
IQ Hedge Event-Driven Tracker ETF            0.75%
IQ 50 Percent Hedged FTSE International ETF        0.35%
IQ 50 Percent Hedged FTSE Europe ETF          0.45%
IQ 50 Percent Hedged FTSE Germany ETF          0.45%
IQ 50 Percent Hedged FTSE Japan ETF           0.45%
IQ 50 Percent Hedged FTSE Emerging Markets ETF      0.65%
IQ Leaders Global Allocation Tracker ETF          0.45%
IQ Leaders Global Bond Tracker ETF          0.50%
IQ US Target Volatility ETF              0.50%
IQ International Target Volatility ETF          0.50%
IQ Emerging Markets Target Volatility ETF          0.65%
IQ Enhanced Core Bond U.S. ETF            0.25%
IQ Enhanced Core Plus Bond U.S. ETF          0.25%
IQ S&P High Yield Low Volatility Bond ETF        0.40%
IQ Chaikin U.S. Dividend Achievers ETF          0.35%
IQ Chaikin U.S. Small Cap ETF            0.35%
IQ Chaikin U.S. Large Cap ETF            0.35%